Exhibit 99.1

ITG Releases September 2016 U.S. Trading Volumes

NEW YORK, October 10, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that September 2016 U.S. trading volume was 2.7 billion shares and average daily volume (ADV) was 128 million shares. This compares to 2.5 billion shares and ADV of 107 million shares in August 2016 and 2.6 billion shares and ADV of 122 million shares in September 2015. There were 21 trading days in both September 2016 and September 2015 and 23 trading days in August 2016.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

September 2016	21	2,693,661,812	128,269,610	49,075,333	290	12,114,510	23,149	40,295

YTD 2016	189	25,683,921,423	135,893,764	53,067,975	276	11,436,996	17,231	35,415

*Excluding shares crossed through POSIT Alert from ITG algorithms

In September 2016 the average trade size for POSIT Alert rose to its highest level since 2009. On a sequential basis, U.S. consolidated market share increased modestly for the second consecutive month in September 2016, due in part to an increase in volume from lower-priced market-on-close (MOC) orders associated with portfolio rebalancing. This shift significantly reduced the overall average revenue per share in September 2016 as compared to the second quarter of 2016.

International Trading Activity

The average daily trading commissions in September 2016 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 9% in U.S. dollar terms on a combined basis as compared to the second quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via technology-enabled liquidity, execution, analytics and workflow solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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